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                                                           WHIRLPOOL CORPORATION

                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                        Financial: Thomas Filstrup, 616/923-3189
                                           thomas_c_filstrup@email.whirlpool.com

                        WHIRLPOOL CORPORATION TO ACQUIRE
                APPLIANCE MANUFACTURER VITROMATIC S.A. OF MEXICO

BENTON HARBOR, Mich., Feb. 25, 2002--Whirlpool Corporation (NYSE:WHR) today announced that it has reached an agreement in principle with Vitro, S.A., to acquire Vitro's stake in Vitromatic S.A. de C.V., an appliance manufacturing and distribution joint venture in Mexico. Whirlpool, which holds 49 percent interest in the joint venture, intends to purchase Vitro's remaining 51 percent interest.

     Pending regulatory reviews and approvals, Whirlpool expects the transaction to be completed during the second quarter. Terms will be disclosed after the transaction is completed.

     "Since 1987, Vitro and Whirlpool have worked together to build a successful and significant appliance business in Mexico," said David R. Whitwam, chairman and chief executive officer, Whirlpool Corporation. "We expect the Vitromatic business to become a strategic extension of our North American business, and give us the ability to directly serve Mexico's growing domestic market and expand export opportunities in Central and Latin America."

     Vitromatic is the second largest appliance manufacturer in Mexico with 34 percent of the market. The business produces annual sales of more than $600 million, and is expected to be accretive to Whirlpool's earnings beginning in the second half of 2002.

     Headquartered in Monterrey, Vitromatic has five production facilities and employs approximately 6,000 people. Vitromatic manufactures ranges, refrigerators and laundry equipment for domestic and export markets under the Whirlpool, Acros, Supermatic and Crolls brand names. Vitromatic also serves as the exclusive Mexican distributor for a full line of Whirlpool, KitchenAid and Roper products built in the United States.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2002 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

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